Exhibit 99.1

GREAT PLAINS ENERGY REPORTS
THIRD QUARTER RESULTS FOR 2009

Mild Weather and Lower Customer Demand Impact Results; Company Lowers Top End of 2009 EPS Guidance Range

Kansas City, Mo. (October 29, 2009) — Great Plains Energy (NYSE: GXP) today announced third quarter 2009 earnings of $78.7 million or $0.58 per share of common stock outstanding, compared with third quarter 2008 earnings of $104.6 million or $0.92 per share.  Third quarter 2009 includes a full quarter of results from KCP&L Greater Missouri Operations Company (“GMO”), formerly Aquila, which Great Plains Energy acquired on July 14, 2008.  Third quarter and year-to-date 2008 earnings included GMO results for the period from July 14 through September 30, 2008.

Key drivers of the lower earnings for the current quarter compared to 2008 were mild weather and recession-driven lower customer demand in the Electric Utility segment. The average number of common shares outstanding increased by 18% over the 2008 quarter, resulting in $0.11 per share dilution.  Based on year-to-date results and the Company’s assessment of prospects for the fourth quarter of 2009, the Company is narrowing its 2009 earnings guidance range to $1.10 to $1.18 per share from its previous guidance range of $1.10 to $1.40 per share.

“In spite of one of the mildest summers on record for our service territory and continued pressure on customer demand from the recession, we have maintained a sharp focus on expense control and therefore have maintained the low end of our guidance range,” stated Mike Chesser, Chairman and CEO.  “Our fundamentals remain sound and we are continuing to prudently build a foundation that will support the growth we expect to see in our region when the economy recovers.”

Great Plains Energy Third Quarter:

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$83.9	$102.5	$0.62	$0.90
Other	(5.5)	2.2	(0.04)	0.02
Income from continuing operations	78.4	104.7	0.58	0.92
Strategic Energy discontinued operations	0.8	0.3	0.01	-
Net income	79.2	105.0	0.59	0.92
Less: Net income attributable to noncontrolling interest	(0.1)	-	-	-
Net income attributable to Great Plains Energy	79.1	105.0	0.59	0.92
Preferred dividends	(0.4)	(0.4)	(0.01)	-
Earnings available for common shareholders	$78.7	$104.6	$0.58	$0.92

      Note: 2008 reflects GMO results for the period July 14 through September 30, 2008

Key drivers influencing third quarter 2009 reported earnings compared to 2008 were the following items:
•	An $18.6 million decrease in Electric Utility segment earnings primarily driven by the following:
o
A $14.3 million decrease in operating income due mainly to lower wholesale revenue, higher depreciation and increased operating expenses driven by a payment to terminate a wind turbine project and the inclusion of GMO for a full quarter, partially offset by higher retail revenue and lower purchased power;

o
An $11.6 million increase in interest expense primarily as a result of KCP&L’s issuance of $400 million of first mortgage bonds in the first quarter of 2009 and the inclusion of GMO’s long-term debt interest for the full third quarter of 2009.

•	A $7.8 million decline in Other segment results, including the following:
o	A $4.6 million increase in after-tax interest expense related to Great Plains Energy’s equity units issued in May 2009; and
o	A $3.6 million after-tax favorable impact in 2008 from the reversal of interest expense related to unrecognized tax benefits.

In addition, average shares of common stock outstanding increased 21.0 million as a result of the GMO acquisition and the 2009 issuance of common shares, which resulted in incremental dilution of $0.11 per share.

Additional segment detail is provided beginning on page 3.

Great Plains Energy Year-to-Date:
For the first nine months of 2009, reported earnings were $133.3 million or $1.04 per share, compared to $146.3 million or $1.54 per share for the same period last year.

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$134.1	$127.4	$1.05	$1.34
Other	2.9	(14.9)	0.02	(0.16)
Income from continuing operations	137.0	112.5	1.07	1.18
Strategic Energy discontinued operations	(2.3)	35.0	(0.02)	0.37
Net income	134.7	147.5	1.05	1.55
Less: Net income attributable to noncontrolling interest	(0.2)	-	-	-
Net income attributable to Great Plains Energy	134.5	147.5	1.05	1.55
Preferred dividends	(1.2)	(1.2)	(0.01)	(0.01)
Earnings available for common shareholders	$133.3	$146.3	$1.04	$1.54

      Note: 2008 reflects GMO results for the period July 14 through September 30, 2008

Key drivers influencing the first nine months of 2009 compared to the previous year included the following:
•	A $6.7 million increase in Electric Utility earnings, driven by the inclusion of GMO’s regulated utility operations for the full period in 2009.

•	A $17.6 million increase in Other segment results, including a $16.0 million tax benefit from an audit settlement in GMO’s non-utility operations.

•	A $2.3 million loss in 2009 related to the discontinued operations of Strategic Energy, compared to earnings of $35.0 million for the first nine months of 2008.

In addition, average shares of common stock outstanding increased 32.3 million primarily as a result of the GMO acquisition and the 2009 issuance of common shares, resulting in incremental dilution of $0.36 per share.

Electric Utility Segment Third Quarter:
Electric Utility 2009 quarterly earnings were $83.9 million or $0.62 per share compared to $102.5 million or $0.90 per share in 2008.  Segment results also reflect dilution of $0.12 per share for the quarter due to increased average shares outstanding.

Electric Utility Segment
Three Months Ended September 30
(Unaudited)

	2009			2008
	Electric			Electric
	Utility	GMO	KCP&L	Utility	GMO	KCP&L
	(millions, except per share amounts)
Revenues	$587.7	$192.2	$395.5	$593.6	$169.9	$423.7
Earnings	$83.9	$18.3	$65.6	$102.5	$18.6	$83.9
EPS	$0.62	$0.14	$0.48	$0.90	$0.16	$0.74

Note: 2008 reflects GMO results for the period July 14 through September 30, 2008

Key drivers influencing the quarter for the segment included the following:
•	Decreased revenue of $5.9 million
o	Wholesale revenue declined $28.5 million, or 37%, driven by a 42% decrease in the average market price per MWh as a result of lower natural gas prices.

o	Retail revenue increased $22.2 million including:
▪	GMO’s inclusion for the full quarter in 2009;
▪	Approximate $27 million increase due to new retail rates which became effective on August 1 in Kansas and September 1 in Missouri;
▪	Approximate $18 million decrease resulting from cooler than normal weather (excluding the GMO impact for July 2009 compared to July 2008); and
▪
Approximate $15 million decrease attributable to lower weather-normalized customer demand (excluding the GMO impact for July 2009 compared to July 2008).  Weather-normalized retail MWh sales declined 2.2% primarily due to an 8.2% decline in industrial sales and a 2.5% decline in commercial sales. Residential sales increased by 0.1%.

•
Decreased purchased power expense of $24.2 million primarily due to a 66% decrease in the average price per MWh as a result of lower natural gas prices, partially offset by a 25% increase in MWh purchases.

•	Increased non-fuel operating expense of $11.7 million
o	$7.5 million due to KCP&L’s exercise of its option to terminate an agreement with a developer for a 35 wind turbine project; and
o	$5.2 million increase for GMO driven by inclusion for a full quarter in 2009.

•	Increased depreciation and amortization of $12.5 million
o
Approximately $3.8 million driven by additional regulatory amortization pursuant to KCP&L’s recent rate cases with the remaining increase primarily due to environmental projects recently placed in service.

•	Increased interest expense of $11.6 million primarily due to KCP&L’s issuance of $400 million of first mortgage bonds in March 2009 and the inclusion of GMO for a full quarter in 2009; and

•	Increased equity component of AFUDC of $2.7 million due to a higher average Construction Work in Progress balance.

The ability to make wholesale sales during the quarter was impacted by soft market demand and a periodic pricing disadvantage for coal-fired generation compared to natural gas generation, as natural gas prices fell to their lowest quarterly average since the third quarter of 2002.  The increase in purchased power volume was primarily a result of reduced plant availability compared to the third quarter of 2008, triggered by unplanned outages in KCP&L's coal generation fleet as well as a five-day storm-related outage at Wolf Creek in August.  Wolf Creek’s latest refueling outage began on October 10, and the unit is scheduled to come back on-line in mid-November.

	Three Months Ended
	September 30
	2009	2008
Equivalent Availability - KCP&L Coal Fleet	86%	92%
Capacity Factor - KCP&L Coal Fleet	79%	88%

Equivalent Availability - Wolf Creek	93%	100%
Capacity Factor - Wolf Creek	95%	100%

Equivalent Availability - Total KCP&L	87%	94%
Capacity Factor - Total KCP&L	82%	90%

Equivalent Availability - GMO Coal Fleet	91%	94%
Capacity Factor - GMO Coal Fleet	74%	76%

Electric Utility Segment Year-to-Date:
Year-to-date earnings for the Electric Utility segment were $134.1 million or $1.05 per share compared to $127.4 million or $1.34 per share in 2008.  Segment results also reflect additional shares outstanding, causing segment dilution of $0.36 per share for the year-to-date period.

Electric Utility Segment
Year to Date September 30
(Unaudited)

	2009			2008
	Electric			Electric
	Utility	GMO	KCP&L	Utility	GMO	KCP&L
	(millions, except per share amounts)
Revenues	$1,487.4	$489.6	$997.8	$1,226.2	$169.9	$1,056.3
Earnings	$134.1	$25.2	$108.9	$127.4	$18.6	$108.8
EPS	$1.05	$0.20	$0.85	$1.34	$0.20	$1.14

Note: 2008 reflects GMO results for the period July 14 through September 30, 2008

KCP&L’s earnings year-to-date 2009 were largely unchanged from 2008.  A wholesale revenue decline of $52.4 million, a retail revenue decrease of $5.6 million, a $13.7 million increase in depreciation and a $9.4 million increase in interest expense were offset by a $51.0 million reduction in fuel and purchased power expense, $8.3 million increase in AFUDC and $20.9 million decrease in taxes.

GMO’s earnings for the first nine months of 2009 were up $6.6 million compared to 2008 as a result of the inclusion of GMO for the full period in 2009.

Year-to-date weather-normalized MWh sales for the segment declined 1.5% primarily as a result of a 9.1% MWh decline in industrial sales.  Commercial sales fell 0.4% and residential sales were flat for the first nine months.

Other Segment Third Quarter:
Results for the Other segment primarily include unallocated corporate charges, GMO non-regulated operations, preferred dividends and non controlling interests.  For the 2009 third quarter, the Other segment generated a loss of $6.0 million or $0.05 per share compared to earnings of $1.8 million or $0.02 per share in 2008.  Results in the 2009 period reflect $4.6 million of additional after-tax interest expense from the equity units issued in May.

Earnings in the 2008 period included a positive after-tax earnings impact of $3.6 million from the reversal of interest expense related to unrecognized tax benefits.
Other Segment
Three Months Ended September 30
(Unaudited)

	2009	2008
	(millions, except per share amounts)
Earnings	$(6.0)	$1.8
EPS	$(0.05)	$0.02

Other Segment Year-to-Date:
Earnings for the first nine months of 2009 for the Other segment were $1.5 million or $0.01 per share compared to a loss of $16.1 million or $0.17 per share in 2008.  Reflected in the 2009 year-to-date earnings are a tax benefit of $16.0 million from the settlement of GMO’s 2003-2004 federal tax audit and additional after-tax interest expense of $6.8 million from the equity units issued in May 2009.

Other Segment
Year to Date September 30
(Unaudited)

	2009	2008
	(millions, except per share amounts)
Earnings	$1.5	$(16.1)
EPS	$0.01	$(0.17)

The 2008 period included, among other items, mark-to-market losses of $5.7 million for interest rate hedges, $3.6 million from the reversal of interest expense noted above, and a $3.4 million after-tax benefit from the release of an accrued legal liability.

The Company has posted its third quarter Form 10-Q, as well as supplemental financial information related to the second quarter and year-to-date performance, on its website at www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Friday, October 30, 2009, to review the Company’s third quarter 2009 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

The conference call can be accessed by dialing 877-791-9323 (U.S./Canada) or 706-758-1332 (international) five to ten minutes prior to the scheduled start time.  The confirmation code is 27038770. The call will also be webcast and can be accessed in a listen-only mode on Great Plains Energy’s website at www.greatplainsenergy.com.

A replay and transcript of the call will be available later in the day by accessing the Investor Relations section of the company’s website.  A telephonic replay of the conference call will also be available for one week following the call by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international).   The confirmation code is 27038770.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including, but not limited to, possible further deterioration in economic conditions and the timing and extent of any economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L and GMO; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L and GMO can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including, but not limited to, retirement compensation and benefits costs; the ability to successfully integrate KCP&L and GMO operations and the timing and amount of resulting synergy savings; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, Director of Investor Relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Katie McDonald, Director of Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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